EXHIBIT 99.1

For additional information: Terence R. Rogers, VP Finance and Treasurer 773.788.3720	N E W S R E L E A S E

RYERSON REPORTS RECORD EARNINGS PER SHARE OF $4.01 IN 2005, COMPARED

WITH $1.84 IN 2004; FOURTH QUARTER OF $0.47 VERSUS $0.01

Chicago, Illinois – February 16, 2006 – Ryerson Inc. (NYSE: RYI) today reported results for the fourth quarter and full year ended December 31, 2005. Income from continuing operations of $104.2 million, or $4.01 per diluted share, for 2005, compared with $47.4 million, or $1.84 per diluted share, for 2004. For the fourth quarter of 2005, Ryerson reported income from continuing operations of $12.3 million, or $0.47 per diluted share, compared with $260,000, or $0.01 per diluted share, for the fourth quarter of 2004.

“Our record 2005 results reflect our success integrating Integris Metals, acquired in January 2005, and strong market conditions, despite declining prices during 2005 from year-end 2004 levels,” said Neil S. Novich, Chairman, President, and CEO of Ryerson. “In 2005, we achieved integration cost savings of approximately $12.5 million and annualized cost savings of $16 million, at a year-end run rate. And our strong operating cash flow of $320 million enabled us to make excellent progress reducing debt levels.”

Annual and quarterly results in 2005 reflect a number of items, primarily related to actions taken to facilitate the integration of Integris operations and capture the full value of the acquisition.

Results in 2005 included:

•	A one-time reduction in gross profit of $9.6 million, or $0.22 per share, related to the previously disclosed change to a uniform LIFO inventory accounting method;

•	A $5.0 million pretax, or $0.11 per share, favorable adjustment to cost of goods sold, to correct the stainless nickel surcharges reflected in inventory in Canada;

•	A pretax pension curtailment gain of $21.0 million, or $0.49 per share, on freezing Integris Metal’s non-union plan;

•	A pretax gain of $6.6 million, or $0.15 per share, on the sale of property;

•	A pretax restructuring charge of $4.0 million, or $0.09 per share;

•	And a $2.1 million, or $0.08 per share, net favorable income tax adjustment.

Results in 2004 included:

•	A pretax restructuring charge of $3.6 million, or $0.08 per share;
•	A pretax gain of $5.6 million, or $0.13 per share, on the sale of assets;
•	And an income tax benefit $1.9 million, or $0.07 per share, attributable to the reassessment of the valuation allowance for a deferred tax asset.

The fourth quarter of 2005 included:

•	A reduction in gross profit of $3.1 million, or $0.07 per share, related to the fourth-quarter share of the $9.6 million annual impact of the change to a uniform LIFO inventory accounting method. (See selected income and balance sheet data, which follows, for restated prior quarter results, reflecting the application of the change in LIFO method retroactive to January 1, 2005.)
•	A $4.4 million pretax (of the $5.0 million annual amount), or $0.10 per share, favorable adjustment to cost of goods sold to record stainless nickel surcharges in Canada;
•	A pretax restructuring charge of $0.7 million, or $0.02 per share;
•	And a $1.7 million, or $0.06 per share, favorable tax adjustment.

The fourth quarter of 2004 included:

•	A pretax gain of $0.9 million, or $0.02 per share, on the sale of assets;
•	And a $1.9 million, or $0.07 per share, income tax benefit, attributed to the reassessment of the valuation allowance for a deferred tax asset.

Fourth-Quarter Performance

Fourth quarter 2005 sales of $1.3 billion increased 44.4 percent from the fourth quarter of 2004, due to the acquisition of Integris, and declined 7.8 percent, sequentially, from the third quarter of 2005, primarily due to fewer shipment days. For the fourth quarter of 2005, tons shipped increased 17.8 percent, and the average selling price increased 22.7 percent, year-over-year. Sequentially, tons shipped declined 7.2 percent, or 1.0 percent on a per day basis, reflecting normal seasonal slowness, while the average selling price per ton declined 0.7 percent from the third quarter of 2005.

Gross profit per ton was $271 in the fourth quarter of 2005, including a $5 per ton benefit related to the nickel surcharge adjustment, compared to $182 in the fourth quarter of 2004 and $267 in the third quarter of 2005. Gross margins of 17.0 percent in the fourth quarter of 2005 compared with 14.0 percent in the fourth quarter of 2004 and 16.7 percent in the third quarter of 2005.

Operating expenses per ton were $232, compared with $190 in the third quarter of 2005 and $175 in the year-ago period. Third quarter 2005 expense per ton of $190 included a $31 per ton benefit from the pension curtailment gain and gain on sale of assets. Year-over-year gross profit and operating expense comparisons were significantly affected by the inclusion of Integris in 2005.

Interest expense was $16.3 million in the fourth quarter of 2005, compared with $19.9 million in the third quarter of 2005 and $7.8 million in the fourth quarter of 2004. The year-over-year increase reflects the debt used to fund the acquisition of Integris Metals and higher working capital requirements. The sequential decline is the result of the company’s reduction of debt levels.

Comparing the fourth quarter of 2005 with pro forma fourth quarter 2004—which assumes that the acquisitions of J&F Steel and Integris Metals had occurred on January 1, 2004—net sales declined 7.8 percent, year-over-year, on a 4.5 percent decline in tonnage. The fourth quarter of 2005 operating profit of $31.9 million compared favorably to pro forma operating profit of $26.7 million in the fourth quarter of 2004.

Full-Year Performance

For the full year, sales increased 75.1 percent to $5.8 billion on a 24.0 percent increase in tons shipped and a 41.2 percent increase in the average selling price per ton. Gross profit per ton expanded to $280 in 2005, compared to $200 in 2004. 2005 operating expenses per ton were $212, compared to $166 in 2004. On a pro forma basis, net sales increased 6.9 percent, and operating profit grew 13.6 percent in 2005.

Financial Condition

In the fourth quarter of 2005, Ryerson generated cash flow from operations of $192.6 million, including a $112.7 million seasonal reduction in accounts receivable and a $60.3 million reduction in inventory. As a result, the company reduced debt by $205.5 million during the quarter, ending the year with a debt-to-capital ratio of 61.5 percent, compared to 67.2 percent at the end of the third quarter of 2005. Availability under its credit facility increased to $575 million at the end of 2005, up from $409 million at the end of the third quarter.

During 2005, Ryerson reduced debt from $1.18 billion at the close of the Integris acquisition, on January 4, 2005, to $877 million at year-end 2005, primarily due to its strong operating results and inventory reductions.

On February 6, 2006, Ryerson announced the signing of a definitive agreement to sell certain assets related to the oil and gas, tubular alloy, and bar alloy businesses to Energy Alloys, LLC. While this $80 million revenue business is profitable, it is not a strategic fit with

Ryerson’s core business in the U.S. The sale price includes $45.5 million of cash; receipt of a $4 million, 3-year note; and the assumption of less than $1 million of liabilities by Energy Alloys. The company expects to use the cash proceeds from the sale, which it plans to complete in the first quarter of 2006, to pay down debt. The sale is expected to generate a pretax gain of approximately $18 million.

On January 31, 2006, the collective bargaining contract for Ryerson’s Chicago facilities expired. While the members provided their union with authorization to strike, Ryerson and the union continue to negotiate and work toward a settlement. The affected locations accounted for approximately 10 percent of Ryerson’s sales in 2005.

Outlook

“In 2006, to date, overall pricing, daily volume rates, expenses per ton, and margins remain comparable to the fourth quarter of 2005,” concluded Novich. Additionally, as previously discussed, completion of the Integris Metals integration is expected to include restructuring charges of $7 million to $11 million, as well as operating expenses—primarily for physical relocation of equipment and inventory—of $5 million to $8 million. Most of these expenses are likely to occur in 2006.

“We will continue to implement our integration plan, with the goal of achieving $50 million of annualized cost savings—a majority in 2006 and the remainder in 2007. We also expect to continue to improve our debt-to-capital ratio over the course of the year.”

In November 2004, the company issued $175 million of convertible notes. There will be an impact on diluted earnings per share any time the stock price for a quarter averages more than the conversion price of $21.37. During 2005, there was no dilutive effect.

# # #

Note:    Ryerson will conduct a conference call to discuss 2005 results on Friday, February 17, 2006, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryerson.com.

Ryerson Inc. is North America’s leading distributor and processor of metals, with 2005 revenues of $5.8 billion. The company services customers through a network of service centers across the United States and in Canada, Mexico, and India. On January 1, 2006, the company changed its name from Ryerson Tull, Inc. to Ryerson Inc. and adopted the ticker symbol “RYI” for its common stock listed on the New York Stock Exchange.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; management’s ability to integrate and achieve projected cost savings with the acquisition of Integris; ability to maintain or increase market share and gross profits; inventory management; the company’s ability to meet its payment obligations under its outstanding notes and other debt; potential dilutive effect of the company’s convertible notes on its earnings; required pension funding and other obligations; market competition; industry and customer consolidation; customer and supplier insolvencies; and labor relations.

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data—Unaudited

(Dollars and Shares in Thousands except Per Share and Per Ton Data)

	Fourth Quarter		Third Quarter 2005 Restated (a)	Year Ended December 31
	2005	2004		2005	2004
NET SALES	$1,305,326	$903,682	$1,416,432	$5,782,005	$3,301,958
Cost of materials sold	1,083,428	776,891	1,180,493	4,802,593	2,738,430

Gross profit	221,898	126,791	235,939	979,412	563,528

Warehousing and delivery	100,549	66,505	101,733	405,842	250,058
Selling, general and administrative	88,843	56,488	93,580	358,913	218,358
Restructuring and plant closure costs	651	—	318	3,954	3,553
Pension curtailment gain	—	—	(21,013)	(21,013)	—
Gain on sale of assets	—	(927)	(6,621)	(6,621)	(5,572)

OPERATING PROFIT	31,855	4,725	67,942	238,337	97,131

Other revenue and expense, net	541	150	1,494	3,690	248
Interest and other expense on debt	(16,295)	(7,793)	(19,901)	(76,224)	(23,827)

INCOME (LOSS) BEFORE INCOME TAXES	16,101	(2,918)	49,535	165,803	73,552

Provision (benefit) for income taxes	3,836	(3,178)	17,545	61,632	26,110

INCOME FROM CONTINUING OPERATIONS	12,265	260	31,990	104,171	47,442

Discontinued operations (net of tax): Adjustment to the gain on sale of the Inland Steel Company	—	3,515	—	—	7,009

NET INCOME	12,265	3,775	31,990	104,171	54,451

Dividends on preferred stock	48	48	48	192	192

NET INCOME APPLICABLE TO COMMON STOCK	$12,217	$3,727	$31,942	$103,979	$54,259

INCOME PER SHARE OF COMMON STOCK

Basic:
Income from continuing operations	$0.48	$0.01	$1.27	$4.12	$1.90
Inland Steel Company—adjustment to gain on sale	—	0.14	—	—	0.28

Net income	$0.48	$0.15	$1.27	$4.12	$2.18

Diluted:
Income from continuing operations	$0.47	$0.01	$1.22	$4.01	$1.84
Inland Steel Company—adjustment to gain on sale	—	0.13	—	—	0.27

Net income	$0.47	$0.14	$1.22	$4.01	$2.11

Average shares of common stock—diluted	26,155	25,721	26,099	25,962	25,681

Supplemental Data :
Tons shipped (000)	820	696	883	3,499	2,821

Average selling price/ton	$1,592	$1,298	$1,603	$1,652	$1,170

Gross profit/ton	$271	$182	$267	$280	$200
Operating expenses/ton	232	175	190	212	166
Operating profit/ton	39	7	77	68	34

Depreciation expense	7,916	4,856	8,967	35,320	21,140

(Dollars in Millions)
	12/31/2005	9/30/2005 (a)	6/30/2005 (a)	3/31/2005 (a)	12/31/2004
Cash and cash equivalents	$27.4	$33.1	$25.5	$23.7	$18.4
Accounts receivable	611.7	724.4	758.6	798.1	465.4

Inventory at LIFO value	831.9	892.2	1,035.4	1,085.1	601.0
Addback: LIFO reserve	274.9	276.5	314.4	331.5	335.2

Current value of inventory	1,106.8	1,168.7	1,349.8	1,416.6	936.2

Net property, plant and equipment	398.4	402.7	413.1	416.1	239.3
Net deferred tax asset	129.1	133.8	158.2	152.9	161.7
Total assets	2,146.6	2,353.3	2,529.8	2,622.6	1,532.3

Accounts payable	272.7	273.1	310.9	358.5	222.3
Long-term debt (including due within one year)	877.2	1,082.7	1,249.7	1,325.3	526.2
Stockholders' equity	548.3	527.5	490.0	466.7	432.8

(a)	Adjusted for the impact of the change in LIFO method retroactive to January 1, 2005.

	2005
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Cash flow from operations	$192.6	$177.3	$84.8	$(134.9)
Capital expenditures	(8.3)	(10.2)	(7.2)	(6.9)

Supplemental 2005 quarterly data restated for impact of LIFO method change (Dollars in Thousands)	2005			First Nine Months Ended September 30, 2005
	Q1	Q2	Q3
Net income – previously reported	$35,378	$26,610	$33,879	$95,867
Less: Adjustment for change in LIFO method	164	1,908	1,889	3,961

Revised net income	$35,214	$24,702	$31,990	$91,906

INCOME PER SHARE OF COMMON STOCK – revised

Basic	$1.40	$0.98	$1.27	$3.65

Diluted	$1.37	$0.95	$1.22	$3.54

Ryerson pro forma 2004 Quarterly Data including the acquisitions of Integris Metals and J&F Steel and the issuances of $175 million

    Convertible Senior Notes due 2024 and $150 million Senior Notes due

    2011, as if all occurred at January 1, 2004 (unaudited)

(Dollars and Tons in Thousands)	Pro forma 2004				Year Ended December 31, 2004
	Q1	Q2	Q3	Q4
Net sales	$1,218,082	$1,338,811	$1,436,238	$1,415,883	$5,409,014
Gross profit	233,823	246,107	239,198	223,937	943,065
Operating expenses	178,211	174,933	182,881	197,241	733,266
Operating profit	55,612	71,174	56,317	26,696	209,799

Tons shipped	981	933	903	859	3,676

Average selling price/ton	$1,242	$1,435	$1,591	$1,648	$1,471

Gross profit/ton	$238	$264	$265	$261	$257
Operating expenses/ton	182	188	203	230	200
Operating profit/ton	56	76	62	31	57

(Dollars in Millions)	Pro forma 12/31/2004
Cash and cash equivalents	$22.6
Accounts receivable	706.9

Inventory at LIFO value	1,001.7
Addback: LIFO reserve	335.2

Current value of inventory	1,336.9

Net property, plant and equipment	394.5
Net deferred tax asset	184.8

Accounts payable	316.3
Long-term debt (including due within one year)	1,184.8
Stockholders' equity	432.8